                                                                EXHIBIT 10.8




                        FLAVOR SUPPLY AGREEMENT dated as of December 31, 1996
            (this "Agreement"), between QUEST INTERNATIONAL FLAVORS & FOOD INGREDIENTS COMPANY ("Supplier"), and MBW FOODS INC. (f/k/a MBW ACQUISITION CORP.), a Delaware corporation ("Customer"). Supplier and Customer are referred to collectively in this Agreement as "the Parties".

            WHEREAS Conopco, Inc. and Customer have entered into an Asset Purchase Agreement dated as of December 18, 1996 (the "Purchase Agreement"), providing for, among other things, the sale by Conopco, Inc. to Customer of the Transferred Assets (as defined in the Purchase Agreement); and

            WHEREAS Section 5.4 of the Purchase Agreement also provides that Supplier and Customer shall enter into a flavor supply agreement pursuant to which Supplier shall supply and Customer shall purchase two mixtures (each, a "Mixture" and together the "Mixtures"), as specified on Schedule A hereto, of the flavors listed on Schedule B hereto (the "Flavors") solely for use under the terms and conditions set forth herein; and

            WHEREAS Section 5.4 of the Purchase Agreement also provides that Supplier and Customer and an escrow agent (the "Escrow Agent") shall enter into an Escrow Agreement (the "Escrow Agreement") pursuant to which the formulations for the Flavors have been placed in escrow.

            NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the conditions herein set forth, the Parties agree as follows:

                                    ARTICLE I

                              Term and Termination

            1.1 Term. The term of this Agreement shall be for 12 years from the date hereof; provided, however, that this Agreement may be terminated by either party on the first anniversary of the date hereof, provided that such party gave written notice of the termination to the other party at least 90 days prior to the date of termination, or after such first anniversary, provided that such party gave written notice of the termination to the other party at least 135 days prior to the date of termination.

            1.2 Termination. Notwithstanding the provisions of Section 1.1, this Agreement may be terminated prior to the
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                                                                              2


expiration of the term, upon prior written notice as set forth below:

            (i) by mutual agreement of the Parties;

            (ii) by Supplier, if there exists a Customer Material Breach (as defined in Section 1.6);

            (iii) by Customer, if there exists a Supplier Material Breach (as defined in Section 1.6);

            (iv) by Customer, if there exists a Critical Supply Event (as defined in Section 1.7); or

            (v) by a party, in the event of a Force Majeure occurrence affecting the other party which continues for more than 180 consecutive days.

            1.3 Termination Event. A "Termination Event" shall have occurred if this Agreement is terminated (a) by Customer pursuant to Sections 1.2(iv) or 1.2(v) or (b) by Supplier pursuant to the proviso to Section 1.1.

            1.4 Withdrawal Event. A "Withdrawal Event" shall have occurred (a)
if this Agreement is terminated pursuant to Section 1.2(i), (b) if this
Agreement is terminated by Supplier pursuant to Sections 1.2(ii) or 1.2(v), (c) if there exists a Customer Material Breach in respect of which Supplier could have terminated this Agreement pursuant to Section 1.2(ii) but Supplier has waived such breach and continues to supply the Mixture, (d) if this Agreement is terminated by Customer pursuant to Section 1.2(iii), (e) if Customer delivers notice of termination pursuant to the proviso to Section 1.1, (f) on the twelfth anniversary of the date hereof or (g) if a Change of Control shall have occurred. For purposes of this Agreement, "Change of Control" means any transaction or series of related transactions resulting in any Competitor (A) acquiring beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of (i) so long as Customer has not consummated an initial public offering of its equity securities, 50% or more and
(ii) thereafter, 20% or more, of the voting interests entitled to vote in the election of the board of directors (or similar governing body) of Customer or acquiring the power to appoint a majority of such board or (B) merging with Customer. As used herein, "Competitor" means any person or entity which is, or whose Affiliate (as defined in the Purchase Agreement) is, engaged, directly or indirectly, in the business of marketing, selling, manufacturing, developing or distributing margarines, butters or other yellow fats or similar spreads (or any combinations thereof).
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                                                                               3


            1.5 Effect of Termination. Upon termination of this Agreement, the undertakings of the Parties set forth herein shall forthwith be and become of no further force and effect; provided, however, that this Section 1.5, Sections 5.1, Section 8.1 and Article VII and rights and remedies for breaches of this Agreement prior to its termination shall survive such termination. Upon termination or expiration of this Agreement, Customer shall purchase from Supplier at the price provided in Article VI all existing inventory of Mixtures (in an amount not to exceed the sum of (a) quantities contained in unfilled purchase orders of Customer and (b) quantities of Mixtures representing one-quarter of the amounts ordered by Customer during the twelve-month period immediately preceding the date of notice of such termination and (c) any additional quantities of Mixtures in excess of those described in clause (b) above manufactured and stored at the request of Customer prior to such termination) and related packaging materials.

            1.6 Material Breaches. (a) A "Supplier Material Breach" shall occur if (i) Supplier fails to supply the Mixtures in at least the quantities contained in purchase orders of Customer that comply with Articles II, III and IV and such failure is not cured within 30 days of receipt of notice from Customer to Supplier of such failure or (ii) Supplier breaches its warranty set forth in Section 9.1(a) or Section 9.1(b) hereof and such breach is not remedied within 30 days of receipt of notice from Customer to Supplier of such breach by replacement of the nonconforming Mixture with Mixture that complies with such warranties or (iii) Supplier breaches its warranty set forth in Section 9.1(c) hereof and such breach is not remedied within 30 days of receipt of notice from Customer to Supplier of such breach by replacement of the nonconforming Mixture with either (A) Mixture that complies with such warranty or (B) supply of the individual Flavors comprising the applicable Mixture (in which case all references in this Agreement to such Mixture shall be deemed to be references to the Flavors unless the context shall otherwise require).

            (b) A "Customer Material Breach" shall occur if (i) Customer fails to pay any invoice delivered pursuant to Section 4.2 within 45 days of the date of such invoice, provided that Supplier shall have notified Customer of such non-payment at least 5 days prior to the end of such period (unless the unpaid amount of such invoice is being contested in good faith by Customer), (ii) in any calendar year, Customer orders less than $100,000 (such amount to be increased on the first day of each succeeding calendar year from the amount in effect on the last day of the preceding calendar year to reflect the average net price increase or decrease during such preceding calendar year) of Mixtures and such failure is not cured within 30 days after the end of
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                                                                               4


such calendar year or (iii) there is a breach of Section 5.1, Section 7.2 or
Section 8.1.

            1.7 Critical Supply Event. (a) A "Critical Supply Event" shall occur if any of the following shall have occurred and shall have continued without being cured for 90 consecutive days so long as the notices specified in Section 1.7(b) were timely given by Customer in respect thereof: (i) Supplier fails to supply the Mixtures in at least the quantities contained in purchase orders of Customer that comply with Articles II, III and IV and such failure continues without being cured or (ii) Supplier breaches its warranty set forth in Section 9.1(a) or Section 9.1(b) hereof and such breach continues without being cured by replacement of the nonconforming Mixture with Mixture that complies with such warranties or (iii) Supplier breaches its warranty set forth in Section 9.1(c) hereof and such breach continues without being cured by replacement of the nonconforming Mixture with either (A) Mixture that complies with such warranty or (B) supply of the individual Flavors comprising the applicable Mixture (in which case all references in this Agreement to such Mixture shall be deemed to be references to the Flavors unless the context shall otherwise require).

            (b) If any of the events specified in Section 1.7(a)(i), (ii) or
(iii) shall have occurred, Customer shall give notice of the applicable occurrence to Supplier and the Escrow Agent under the Escrow Agreement on the 30th, the 60th and the 85th consecutive day of the applicable 90 consecutive day period.

                                   ARTICLE II

                     Binding Forecasts; Estimated Forecasts;
                                 Purchase Orders

            2.1 Binding Forecasts; Estimated Forecasts. On the date hereof, Customer shall provide Supplier with an initial written forecast of Customer's projected demand for each Mixture during the three month period beginning on the date hereof. Thereafter, no later than the 15th day of each month, Customer shall supply a written forecast of Customer's projected demand during the following three months. The initial month's forecast for Mixtures (the "Binding Forecast") shall set forth the total quantity of each Mixture that Customer shall order for delivery during such month and shall represent a commitment by Customer to purchase the quantity of each Mixture indicated thereunder. The last two months of each such forecast shall be a nonbinding, good faith estimate of the quantity of each Mixture that Customer expects to order for delivery during the second and third months (the "Estimated Forecasts"). The Estimated Forecasts are for planning purposes only and shall not be construed as a firm commitment to Supplier. Supplier shall invoice Customer and Customer shall thereafter pay for any quantity of a Mixture specified in a Binding Forecast but not ordered by Customer during the month to which such Binding Forecast relates.

            2.2 Purchase Orders. All purchases of Mixtures by Customer hereunder shall be pursuant to written purchase orders, which shall be delivered at least 20 days prior to the requested delivery date. A purchase order shall specify the quantity of each Mixture ordered and the requested time and manner of delivery, all of which shall be subject to the amount of each Mixture specified in the Binding Forecast and the provisions of Articles III and IV.

            2.3 Acceptance of Purchase Orders. Supplier may reject any purchase order (a) that specifies a quantity that is inconsistent with the provisions of
Article III or (b) that specifies a quantity less than the minimum order amount set forth on the attached Schedule C or (c) that, when added to the other quantities of the applicable Mixture delivered or to be delivered during any month, exceeds the Binding Forecast for such month or (d) that contains a delivery schedule that is inconsistent with the provisions of Article IV.

            2.4 Co-Packers. Supplier and Customer agree that any co-packer designated by Customer in writing may provide the forecasts and purchase orders and other instructions required under this Agreement and Supplier shall be entitled to rely thereon in the same manner as if they had been provided by Customer.

                                   ARTICLE III

                                    Quantity

            3.1 Quantity. Customer shall purchase from Supplier, and Supplier shall sell to Customer, all Customer's requirements during the term of, and subject to all the other terms of, this Agreement; provided, however, that Supplier shall have no obligation to supply any amount of a Mixture in excess of the amount specified in the Binding Forecast for such month. In addition, no Binding Forecast shall be in excess of the maximum supply limit or below the minimum supply limit for such Mixture set forth on the attached Schedule C. If, during any period, Customer desires to purchase a quantity of a Mixture that exceeds the maximum supply limits on any Binding Forecast, Customer shall notify

Supplier in writing, and Supplier may, in its sole discretion, accommodate Customer, but shall be under no obligation to supply such additional quantity and shall not be responsible for any losses or damages that may be suffered by the Customer as a result of such failure to supply the additional Mixture.

                                   ARTICLE IV

                            Delivery; Invoices; Title

            4.1 Delivery. Supplier shall make the Mixtures available for shipping by Customer's designated carrier, F.O.B., Supplier's facility, on the date specified in the purchase orders, but, if a purchase order requests delivery less than 20 days after the receipt by Supplier of the purchase order, Supplier shall have 20 days after its receipt of the purchase order to deliver the Mixtures ordered in such purchase order. Supplier shall use commercially reasonable efforts to manufacture and have ready for shipment orders of Mixtures by any earlier requested shipment date, so long as such efforts do not interfere with Supplier's normal operations at Supplier's facilities.

            4.2 Invoices; Payment. All orders for Mixtures under this Agreement shall be invoiced at the time of shipment and any Mixture specified in a Binding Forecast but not ordered in the related calendar month shall be invoiced on the business day following such month. All invoices hereunder shall be due and payable net thirty days from the invoice date. Any amount not paid when due shall accrue interest at the rate of one and one-half percent (1-1/2%) per month until paid in full. Notwithstanding anything herein to the contrary, if on three or more occasions Customer's invoices have become past due, Supplier may, on notice to Customer, require cash on delivery or security satisfactory to Supplier as a condition of delivery.

            4.3 Title. Title to, and risk of loss regarding, a Mixture shall be in and pass to Customer upon Supplier's delivery of such Mixture to the carrier, pursuant to Section 4.1.
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                                                                               7


                                    ARTICLE V

                          Exclusive Use; No Development

            5.1 Use. Customer shall not use the Mixtures or the Flavors in margarines, butters or other yellow fats or similar spreads (or any combinations thereof). Except as otherwise provided in Section 2.01(b) of the Escrow Agreement if then applicable, Customer shall not provide, assign, sell, license or otherwise transfer to any third party the Mixtures or the Flavors; provided, that Customer may provide the Mixtures to a third party co-packer for the purpose of manufacturing end products incorporating the Mixtures so long as (A) such co-packer is not a Competitor and (B) such co-packer agrees in writing to be bound by the provisions of Section 5.1, Article VII and Section 8.1 (including agreeing that Supplier and Unilever N.V. shall be third party beneficiaries of such agreement), it being agreed that Customer shall be responsible for any breaches of such provisions by such co-packer and any such breach shall be deemed to be a breach by Customer. For avoidance of doubt, the foregoing restriction shall not prevent Customer from selling end products which incorporate the Mixtures or the Flavors. This Section shall survive the termination or expiration of this Agreement, or the rendering of services or sale of Mixtures or Flavors pursuant to this Agreement.

            5.2 No Development. For avoidance of doubt, Customer acknowledges and agrees that Supplier shall not have any obligation to undertake research and development activities for Seller in respect of the Mixtures or the Flavors.

                                   ARTICLE VI

                                     Pricing

            6.1 Base Price. The initial price for each Mixture (the "Base Price") will be in proportion to the prices for the component Flavors comprising such Mixture set forth on Schedule D hereto. Supplier represents and warrants to Customer that:

            (a) The respective prices set forth on Schedule D hereto are the prices at which Supplier provided the respective Flavors to Seller (as defined in the Purchase Agreement) immediately prior to the Closing Date (as defined in the Purchase Agreement); and

            (b) During the 11-month period ending November 30, 1996, Seller's aggregate purchases of the Flavors comprising the Mixtures were $350,927.

            6.2 Adjustment of Base Price. (a) The Base Price for each Mixture is subject to upward or downward adjustment at the end of each three-month period during the term of this Agreement, to reflect increases or decreases, if any, in Supplier's direct expenses incurred in manufacturing and supplying Customer with such Mixture pursuant to this Agreement, on a per unit of Mixture sold basis ("Direct Expenses").

            (b) At least 30 days prior to the end of the first three-month period of the term of this Agreement, or at least 30 days prior to the expiration of each successive three-month period, as the case may be, Supplier may notify Customer of an increase or decrease in Direct Expenses if during the current three-month period the Direct Expenses increased or decreased from the Direct Expenses for the previous three-month period. Effective at the commencement of the next three-month period following such notice, the price at that time (as previously adjusted pursuant to this Section) would be adjusted by an amount that is equal to the increase or decrease in Supplier's Direct Expenses for such Mixture. With such notice, Supplier will provide Customer with an officer's certificate certifying that any such price adjustment reflects only the increase or decrease in Supplier's Direct Expenses as provided in the immediately preceding sentence. Supplier will keep accurate records and books of account on all Direct Expenses and related information required for the orderly administration of the price adjustment provisions set forth in this Section.

                                   ARTICLE VII

                                 Confidentiality

            7.1 Definitions. "Confidential Information" as used herein shall mean all proprietary and other information not available to the general public and disclosed by Supplier or its representatives to Customer or its officers, employees, directors, shareholders, affiliates, subsidiaries, parents, contractors, agents or other representatives (collectively, "Representatives"), in connection with selling the Mixtures and the Flavors to Customer pursuant to this Agreement, whether orally or in writing, or obtained by inspection of the facilities, documents or other material of the other party. Customer acknowledges that the composition and formulation of, and recipes for, the Mixtures and the Flavors are proprietary information of Supplier and Unilever N.V. and are deemed to be Confidential Information.

            7.2 Confidentiality. (a) Except as otherwise provided in Section 2.01(b) of the Escrow Agreement if then applicable and in Section 7.2(h) herein, Customer shall hold
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                                                                               9


Confidential Information in strict confidence and shall not disclose Confidential Information to any third party without the prior written consent of Supplier.

            (b) Customer shall be bound by the obligations to maintain Confidential Information as confidential, and agrees to cooperate with Supplier in enforcing said obligation in the event of breach by Customer or its Representatives.

            (c) Customer agrees not to use Confidential Information in any way for its own benefit or for the benefit of others.

            (d) Customer agrees not to use Confidential Information directly or indirectly against Supplier in the future.

            (e) Customer agrees not to disclose anything about this Agreement, or the nature of the services performed thereunder, or the existence of any business partnership to any third party without the prior written consent of Supplier, except as required by applicable law or as otherwise required to perform this Agreement.

            (f) Customer agrees to indemnify and hold Supplier harmless on account of any loss, injury, damage, or claim that may result from breach of this Section 7.2. Further, Customer agrees that damages alone would be inadequate to compensate Supplier for a breach of the covenants of this Section 7.2, and in the event of such breach, the Supplier may obtain equitable relief, including without limitation an injunction, from a court of competent jurisdiction.

            (g) The obligations of Customer under this Section 7.2 shall survive the termination or expiration of this Agreement or the discontinuance of services or the providing of Flavors pursuant to this agreement. This Section is binding on the Representatives, successors and assigns of Customer.

            (h) Confidential Information obtained by Customer shall be disclosed to its Representatives only on a "need to know" basis and Customer shall be responsible for any breaches of this Agreement by Customer's Representatives. Nothing contained herein shall prevent Customer from disclosing to third parties or using in any manner information which Customer can in good faith show:

            (i) Has been published and has become part of the public domain other than by the acts, omissions or fault of Customer or its Representatives;
or
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                                                                              10


            (ii) Has been furnished or made known to the Customer by third parties (other than those acting on behalf of Supplier) who have provided such information as a matter of legal right without restrictions on its disclosure; or

            (iii) Was in Customer's possession (as shown by tangible evidence) prior to the date of this Agreement and disclosure thereof by Supplier to Customer; or

            (iv) Was compelled to be disclosed by lawful order or subpoena, but only after prior notice to Supplier and Supplier has had a reasonable opportunity to take appropriate action to protect such information from disclosure.

                                  ARTICLE VIII

                   Covenant Not to Reverse Engineer or Analyze

            8.1 Non-analysis. Customer agrees that neither it nor any of its Representatives, successors or assigns, or any third party acting on Customer's behalf, directly or indirectly, will make any attempt to reverse engineer, analyze or discover the composition, recipe or formulation of either Mixture or the Flavors; provided, that Customer may engage in testing solely (i) for purposes of quality control or (ii) as required by applicable law. Customer agrees that it shall be responsible for any breach of this Section by its Representatives.

                                   ARTICLE IX

                                   Warranties

            9.1 Warranties. (a) Supplier warrants that all Mixtures sold pursuant to this Agreement shall meet, in all material respects, the applicable specifications therefor existing immediately prior to the Closing Date.

            (b) Supplier warrants that all Mixtures sold pursuant to this Agreement shall comply with all applicable laws and regulations, including but not limited to the regulations of the United States Food and Drug
Administration.

            (c) Supplier warrants that supplying the Flavors in the Mixtures as opposed to individually will not adversely affect the integrity or taste of Mrs. Butterworth's syrups as
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                                                                              11


compared to their taste as manufactured by Seller immediately prior to the date hereof.

            (d) (i) Supplier warrants that at the time of shipment by Supplier the Mixtures shall be fit for the ordinary purposes for which such Mixtures are used. NO OTHER REPRESENTATION OR WARRANTY SHALL BE BINDING UPON SUPPLIER. SUPPLIER MAKES NO OTHER WARRANTIES TO CUSTOMER OR ANY OTHER PERSONS OR PARTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND IN PARTICULAR, BUT NOT BY WAY OF LIMITATION, SUPPLIER MAKES NO WARRANTY OF MERCHANTABILITY AND NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

            (ii) Customer assumes all risk and liability with respect to Customer's manufacturing process and the use of the Mixtures in combination with any other ingredients or products.

            (iii) The liability of Supplier for any breach of this Agreement shall not exceed the purchase price of the applicable Mixture and shall be limited to the repayment of the purchase price for the particular Mixture in question. In no event shall Supplier be liable to Customer or to any other person or party for any incidental or consequential damages of any nature arising out of or because of this Agreement, the use of the Mixtures or the nonconformity of the Mixtures. If notice of any claims by Customer with respect to any Mixture is not given to Supplier within 21 days of the delivery date of such Mixture (provided Customer must properly store the Mixtures), such claims shall be waived and extinguished.

                                    ARTICLE X

                               General Provisions

            10.1 Notices. Any notice or other communication hereunder shall be in writing and shall be (i) delivered personally; (ii) sent by documented overnight delivery service; (iii) sent by facsimile transmission, provided that a confirmation copy thereof is sent no later than the business day following the day of such transmission by documented overnight delivery service or first class mail, postage prepaid (certified or registered mail, return receipt requested); or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given
(i) on the date of delivery, if delivered personally; (ii) on the business day after dispatch by documented overnight delivery service, if sent in such manner;
(iii) on the date of facsimile transmission, if so transmitted; or (iv) on the
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                                                                              12


fifth business day after sent by first-class mail, postage prepaid, if sent in such manner. Notices or other communications shall be directed to the following addresses:

            If to Supplier:

            Quest International Flavors &
            Food Ingredients Company
            5115 Sedge Boulevard
            Hoffman Estates, IL 60192

            Telecopier:  (847) 645-7070

            Attn:  Business Unit Manager ABC&T


            with a copy to:

            Unilever United States, Inc.
            390 Park Avenue
            New York, NY 10022

            Telecopier:  (212) 688-3411

            Attn:  General Counsel


            If to Customer:

            MBW Foods Inc.
            c/o Dartford Partnership L.L.C.
            801 Montgomery Street; Suite 400
            San Francisco, CA 94133

            Telecopier: (415) 982-3023

            Attn:  Ray Chung

      Either party may, by notice given in accordance with this Section 10.1, specify a new address for notices under this Agreement.

            10.2 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement and shall not affect the interpretation hereof.

            10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflict of laws.

            10.4 Assignment. Neither party may assign its rights and obligations under this Agreement to any third party without the prior written consent of the other party; provided, however, that (i) Supplier may assign its rights and obligations hereunder (A) to any affiliate of Supplier that is capable of performing Supplier's obligations hereunder or (B) to any purchaser of Supplier's business or facility, and (ii) Customer may assign its rights and obligations hereunder, in whole but not in part, (A) to any purchaser of all or substantially all of Customer's Mrs. Butterworth's syrup business, (B) to any of Customer's affiliates so long as that in such event Customer shall remain fully liable for the fulfillment of all such obligations and (C) as security to its lenders in respect of the Financing (as defined in the Purchase Agreement) (or as collateral security in connection with any other financing so long as the proceeds thereof are used for businesses of or acquisitions by Customer, its successors or its subsidiaries) if so requested, provided, however, that in the event of any such assignment of this Agreement, Customer shall notify Supplier of such assignment within two business days thereof.

            10.5 No Third Party Beneficiaries. Except for the provisions of
Section 5.1, Article VII and Section 8.1, which are also intended to benefit Unilever N.V., this Agreement shall be binding upon and inure solely to the benefit of the parties and their successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            10.7 Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein and such provision shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

            10.8 Independent Status. Supplier is an independent contractor engaged by Customer for the provision of the Mixtures. Nothing in this Agreement shall constitute Supplier as an employee, agent or general representative of

Customer. This Agreement shall not constitute either party as the legal representative or agent of the other nor shall either party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, or in the name of or on behalf of, the other party.

            10.9 Force Majeure. Except for the payment of money, neither party shall be in default hereunder by reason of any failure or delay in the performance of its obligations hereunder where such failure or delay is due to circumstances or causes beyond such party's reasonable control, such as acts of God, labor disputes, strikes, war, threat of war, riot, intervention by governmental authorities, embargoes, priorities repealed or required by civil authorities, floods, fire, accident, delays in transportation or other occurrences of a similar nature. Any party affected by a "Force Majeure" occurrence shall provide written notice thereof to the other and shall indicate the projected length of such Force Majeure occurrence.

            10.10 Jurisdiction; Service of Process. Supplier and Customer irrevocably consent and agree that any legal action, suit or proceeding against either of them with respect to their obligations or liabilities under or arising out of or in connection with this Agreement may be brought in the United States District Court for the Southern District of New York or in the courts of the State of New York sitting in New York County and each hereby irrevocably accepts and submits to the exclusive jurisdiction of each of the aforesaid courts in personam, with respect to any such action, suit or proceeding. Supplier and Customer irrevocably consent and agree that the service of any and all legal process, summons, notices and documents which may be served in any such action, suit or proceeding arising hereunder may be made by mailing a copy thereof by certified or registered mail, postage prepaid, return receipt requested, to the party to be served at the address set forth in Section 11.1 hereof, with such service to be effective upon receipt.

            10.11 Amendment; Waivers. This Agreement may be amended only in a writing signed by both parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party to be bound by such waiver. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.

            IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.


                                            MBW FOODS INC.


                                              by
                                                 /s/ Ray Chung
                                                ----------------------------
                                                 Name: Ray Chung
                                                 Title: Executive Vice
                                                          President


                                            QUEST INTERNATIONAL FLAVORS &
                                            FOOD INGREDIENTS COMPANY,


                                             by
                                                /s/ Nicholas Romano
                                                ----------------------------
                                                Name: Nicholas Romano
                                                Title: Chief Financial
                                                         Officer

                                   SCHEDULE A


Flavor mixtures to be sold for Mrs. Butterworth:


Flavor mixture and specifications yet to be finalized (currently working on producing two mixtures containing the components of the three flavors listed on Schedule B).



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                                   SCHEDULE B


Individual flavors currently sold for Mrs. Butterworth:



         Product Name                    Product Number
         ------------                    --------------

         Maple N&A                       DY08551
         BBC Dairy                       11951
         Bozan R-K                       NN18676




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                                   SCHEDULE C

1. The minimum monthly supply limit for the mixtures shall be in accordance with Quest's standard pack size for such mixture.

       In no event shall any individual shipment of the specified mixture be less than the standard pack size for such mixture.

2. The maximum aggregate monthly supply limit for the mixtures shall be 5,000 kilos.

                                   SCHEDULE D

                                     Prices

BBC Dairy.............................................$23.00 per kilogram

Bozan.................................................$20.50 per kilogram

Maple.........................................................$4.15/pound